Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Apartment Income REIT Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$5,710,975,058.40(1)(2)(3)	0.00014760	$842,939.92(4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$5,710,975,058.40
Total Fees Due for Filing			$842,939.92
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$842,939.92

(1)	Title of each class of securities to which transaction applies: Apartment Income REIT Corp. common stock, par value $0.01 per share (“AIR Common Stock”).

(2)
Aggregate number of securities to which transaction applies: As of April 26, 2024, the maximum number of shares of AIR Common Stock to which this transaction applies is estimated to be 145,986,070, which consists of (a) 144,567,387 issued and outstanding shares of AIR Common Stock excluding shares underlying outstanding restricted stock awards, entitled to receive the per share price of $39.12; (b) 831,332 shares of AIR Common Stock underlying outstanding options entitled to receive the fair value of such option as determined in accordance with Apartment Income REIT Corp.’s historical policies and practices, which for purposes of calculating the filing fee based on maximum possible fair value is assumed to equal the per share price of $39.12; (c) 536,834 shares of AIR Common Stock underlying outstanding restricted stock awards entitled to receive the per share price of $39.12; and (d) 50,517 shares of AIR Common Stock reserved for issuance (pursuant to the Apartment Income REIT Corp. 2020 Employee Stock Purchase Plan) entitled to receive the per share price of $39.12.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 144,567,387 issued and outstanding shares of AIR Common Stock and the per share price of $39.12; (b) the product of 831,332 shares of AIR Common Stock underlying outstanding options and the per share price of $39.12; (c) the product of 536,834 shares of AIR Common Stock underlying outstanding restricted stock awards and the per share price of $39.12; and (d) the product of 50,517 shares of AIR Common Stock reserved for issuance (pursuant to the Apartment Income REIT Corp. 2020 Employee Stock Purchase Plan) and the per share price of $39.12.

(4)
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in in note (3) above by 0.00014760.